Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Forward Industries, Inc. of our report dated January 14, 2013, on our audits of the consolidated balance sheets of Forward Industries, Inc. and Subsidiaries as of September 30, 2013 and 2012, and the related consolidated statements of operations and comprehensive loss, shareholders’ equity, and cash flows, for the years then ended which report appears in the annual report on Form 10-K of Forward Industries, Inc. for the year ended September 30, 2013.

We also consent to the reference to us under the caption “Experts” in this Registration Statement on Form S-8.

/s/ CohnReznick LLP

New York, New York
March 12, 2014